Exhibit 10.1

STOCK PURCHASE AGREEMENT

This Stock Purchase Agreement, dated May 11, 2015 (the “Agreement”), is entered into by and between Continental Building Products, Inc., a Delaware corporation (the “Company”), and LSF8 Gypsum Holdings, L.P., a Delaware limited partnership (the “Selling Stockholder”).

WHEREAS, the Selling Stockholder owns 17,489,250 shares (the “Shares”) of the Company’s common stock, par value $0.001 per share (the “Common Stock”), and wishes to sell a certain number of the Shares to the Company;

WHEREAS, it is expected that the Selling Stockholder will effect an underwritten secondary public offering of a certain number of the Shares (the “Offering”) pursuant to the Company’s shelf registration statement on Form S-3 (File No. 333-202400), as amended, no later than June 16, 2015;

WHEREAS, in connection with the Offering, the Company wishes to purchase the aggregate amount of Shares specified herein from the Selling Stockholder, and the Selling Stockholder wishes to sell such aggregate amount of Shares to the Company, in the manner, for the consideration and subject to the terms and conditions set forth in this Agreement; and

WHEREAS, the transactions contemplated by this Agreement were approved by the Company’s Board of Directors and the Company’s Audit Committee.

NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants hereinafter contained, the parties hereby agree as follows:

1. TERMS OF PURCHASE AND SALE OF THE SHARES

(a) Shares to Be Purchased. On the terms and subject to the conditions set forth in this Agreement, at the Closing (as defined below), the Selling Stockholder shall sell, transfer and deliver to the Company, free and clear of all liens, charges or encumbrances of any nature whatsoever, and the Company shall purchase from the Selling Stockholder, all of the Selling Stockholder’s right, title and interest in and to a number of Shares (the “Purchased Shares”) equal to Twenty Million Dollars ($20,000,000.00) divided by the Per Share Purchase Price (as defined below), rounded down to the nearest Share (the “Purchased Shares”).

(b) Purchase Price. The purchase price per Share to be purchased pursuant to this Agreement (the “Per Share Purchase Price”) shall be an amount equal to the net proceeds per Share to be received by the Selling Stockholder in the Offering. At the Closing, the Company shall pay to the Selling Stockholder by wire transfer of immediately available funds an amount equal to the Per Share Purchase Price multiplied by the number of Purchased Shares (the “Purchase Price”).

(c) Closing Deliveries. Upon receipt of the Purchase Price from the Company, the Selling Stockholder shall direct the Company’s registrar and transfer agent to deliver to the Company the Purchased Shares, by book entry transfer or other method agreed upon by the Company and the Selling Stockholder, accompanied by a duly executed stock power transferring said Purchased Shares to the Company.

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(d) Closing Date and Place. The consummation of the purchase and sale of the Purchased Shares (the “Closing”) shall take place on the date of the closing of the Offering at the offices of Gibson, Dunn & Crutcher LLP, 2100 McKinney Avenue, Suite 1100, Dallas, Texas 75206 or at such other place as agreed upon by the Company and the Selling Stockholder.

2. REPRESENTATIONS AND WARRANTIES OF THE SELLING STOCKHOLDER

The Selling Stockholder hereby represents and warrants to the Company as follows:

(a) All Action Necessary. The Selling Stockholder has taken all action necessary to enter into this Agreement and to carry out and consummate the transactions contemplated hereby, and this Agreement has been duly executed and delivered by or on behalf of the Selling Stockholder.

(b) Title. The Selling Stockholder is the record and beneficial owner of the Purchased Shares, free and clear of all liens, encumbrances, equities and claims, and has duly endorsed such Purchased Shares in blank, and has full power and authority to sell its interest in the Purchased Shares. Upon payment for the Purchased Shares pursuant to this Agreement and delivery of such Purchased Shares, (A) the Company shall be a “protected purchaser” of such Purchased Shares within the meaning of Section 8-303 of the New York Uniform Commercial Code (the “UCC”), (B) under Section 8-501 of the UCC, the Company will acquire a valid security entitlement in respect of such Purchased Shares and (C) no action based on any “adverse claim,” within the meaning of Section 8-102 of the UCC, to such Purchased Shares may be asserted against the Company with respect to such security entitlement. For purposes of this representation, the Selling Stockholder may assume that when such payment, delivery and crediting occur, such Purchased Shares will have been registered in the name of the Company, retired or treated as treasury shares, in each case on the Company’s share registry in accordance with its certificate of incorporation, bylaws and applicable law.

(c) No Conflicts. Neither the sale of the Purchased Shares nor the consummation of any other of the transactions herein contemplated by the Selling Stockholder or the fulfillment of the terms hereof by the Selling Stockholder will conflict with, result in a breach or violation of, or constitute a default under any law or the organizational documents of the Selling Stockholder or the terms of any indenture or other agreement or instrument to which the Selling Stockholder or any of its subsidiaries is a party or bound, or any judgment, order or decree applicable to the Selling Stockholder or any of its subsidiaries of any court, regulatory body, administrative agency, governmental body or arbitrator having jurisdiction over the Selling Stockholder or any of its subsidiaries, except as would not reasonably be expected to materially and adversely affect the ability of the Selling Stockholder to perform its obligations hereunder.

3. REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company represents and warrants to the Selling Stockholder as follows:

(a) Power and Authority. The Company has full corporate power and authority and has taken all action necessary to enter into this Agreement and to carry out and consummate the transactions contemplated hereby, and this Agreement has been duly executed and delivered by the Company.

(b) No Conflicts. Neither the purchase of the Purchased Shares nor the consummation of any other of the transactions herein contemplated by the Company or the fulfillment of the terms hereof by the Company will conflict with, or result in a breach or violation of, or an imposition of any lien, charge or encumbrance upon any property or assets of the Company or constitute a default under any law or the organizational documents of the Company or the terms of any indenture or other agreement or instrument to which the Company or any of its subsidiaries is a party or bound, or any judgment, order or decree applicable to the Company or any of its subsidiaries of any court, regulatory body, administrative agency, governmental body or arbitrator having jurisdiction over the Company or any of its subsidiaries, except as would not reasonably be expected to materially and adversely affect the ability of the Company to perform its obligations hereunder.

4. CONDITION TO CLOSING

The obligations of the parties hereunder are subject to and conditioned upon, and the transactions contemplated hereby will occur concurrent with, the closing of the Offering.

5. TERMINATION

Notwithstanding anything else set forth in this Agreement to the contrary, this Agreement shall terminate, be null and void and of no further force or effect if:

(a) based on the pricing of the Offering, the Per Share Purchase Price exceeds $25.00; or

(b) the Offering has not been consummated on or prior to June 30, 2015.

6. MISCELLANEOUS

(a) Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York.

(b) Paragraph and Section Headings. The headings of the sections and subsections of this Agreement are inserted for convenience only and shall not be deemed to constitute a part thereof.

(c) Entire Agreement; Amendment and Waiver. This Agreement constitutes the entire understanding of the parties hereto and supersedes all prior understandings among such parties. This Agreement may be amended, and the observance of any term of this Agreement may be waived, with (and only with) the written consent of each of the parties hereto.

(e) Execution. This Agreement may be executed in any number of counterparts, each of which shall be an original, but all of which together shall constitute one instrument. This

Agreement may be executed by facsimile or electronic signature, which for all purposes hereunder shall have the same force and effect as an original.

[Signature page follows.]

IN WITNESS WHEREOF, the Company and the Selling Stockholder have each executed this Agreement as of the date first above written.

Continental Building Products, Inc.

By:	/s/ Timothy Power
Name:	Timothy Power
Title:	Senior Vice President and General Counsel

LSF8 Gypsum Holdings, L.P.

By: LSF8 GenPar, LLC, its general partner

By:	/s/ Kyle Volluz
Name:	Kyle Volluz
Title:	Vice President